Subsidiaries of the Company	Exhibit 21

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization
Republic Bancorp Inc.	Republic Bank	100%	Michigan
Republic Bancorp Inc.	Republic Capital Trust I	100%	Delaware
Republic Bank	Quincy Investment Services, Inc., A Licensed Insurance Agency	100%	Delaware
Republic Bank	Republic Management Company, Inc.	100%	Michigan
Republic Bank	Republic Bank Real Estate Finance, LLC	99% (1)	Michigan

(1)	Republic Management Company, Inc. owns 1% of Republic Bank Real Estate Finance, LLC.